Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of QCR Holdings, Inc. and subsidiaries of our reports dated March 11, 2013, relating to our audits of the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K of QCR Holdings, Inc. and subsidiaries for the year ended December 31, 2012.

/s/ McGladrey LLP

Davenport, Iowa
May 6, 2013